Exhibit 99.8

CONSENT OF JEFFREY D. PRIBOR

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named as a person about to become a director of GSL Holdings, Inc. in Amendment No. 3 to the Joint Proxy/Registration Statement on Form F-4 of GSL Holdings, Inc. dated July 3, 2008 and any amendments thereto.

Signature

/s/ Jeffrey D. Pribor

Name: Jeffrey D. Pribor

Dated: July 3, 2008